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                                                                   Exhibit 10.13

                             AGREEMENT IN PRINCIPLE

         Agreement in Principle between Sodexho Alliance, S.A., a French corporation, located at 3, Avenue Newton, 78180 Montigny-le-Bretonneux, France ("Sodexho"), Corrections Corporation of America, a Tennessee corporation, located at 10 Burton Hills Boulevard, Nashville, Tennessee 37215 ("CCA") and CCA Prison Realty Trust, a Maryland real estate investment trust, located at 10 Burton Hills Boulevard, Suite 100, Nashville, Tennessee 37215 (the "REIT").

         WHEREAS, Sodexho and the Delaware corporate predecessor of CCA entered into various agreements, all of which were assumed by CCA pursuant to that certain agreement dated May 12, 1997 and the merger in May 1997 of the Delaware corporate predecessor of CCA with and into CCA;

         WHEREAS, it is contemplated that CCA will merge with and into a newly created Maryland corporation and immediately thereafter, the REIT will merge with and into that company, which shall be the surviving entity;

         WHEREAS, Sodexho and CCA are parties to that certain Securities Agreement dated as of June 23, 1994 and as previously amended on July 11, 1995 and December 31, 1996 and as amended on May 12, 1997 (the "Securities Purchase Agreement"), that certain Stockholders Agreement dated as of June 23, 1994 and as amended on May 12, 1997 (the "Stockholders Agreement"), that certain Registration Rights Agreement dated as of June 23, 1994, that certain International Fee Agreement dated as of June 23, 1994, that certain International Joint Venture Agreement dated as of June 23, 1994, that certain Confidentiality Agreement dated as of June 23, 1994, that certain Stock Purchase Agreement dated as of June 29, 1995, that certain Note Purchase Agreement dated as of April 5, 1996, that certain Registration Rights Agreement dated as of April 5, 1996, that certain agreement dated May 12, 1997 (to which the Delaware corporate predecessor of CCA was also a party) and related agreements, pursuant to which agreements and related agreements Sodexho holds, prior to the Merger, the following securities of CCA:

          (a)  3,890,000 shares of CCA's common stock;

          (b) 8.5% Convertible Subordinated Note due November 7, 1999, in the aggregate principal amount of $7,000,000, convertible into 1,953,942 shares of common stock of CCA at a conversion price, as adjusted, of $3.58 per share;

          (c) warrants to purchase a total of 4,400,000 shares of common stock of CCA (exercisable at $3.95 per share and expiring on December 31, 1999);

          (d) 7.5% Convertible Subordinated Note due February 28, 2002, in the aggregate principal amount of $20,000,000, convertible into 771,865 shares of common stock of CCA (at a conversion price, as adjusted of $25.91 per share);



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          (e)  right to acquire (prior to December 31, 1999) a Floating Rate
               Convertible Subordinated Note in the aggregate principal amount of $20,000,000 convertible into 2,930,403 shares of common stock of CCA, at a conversion price, as adjusted, of $6.825 per share; and

          (f) options to acquire a total of 67,500 shares of common stock of CCA exercisable and expiring as set forth on:


           Number of Shares           Exercise Price         Expiration Date
                30,000                    14.625                11/03/2005
                30,000                    25.875                11/01/2006
                 7,500                    31.938                11/04/2007

and whereas such agreements listed above (and including such related agreements between the parties as may not be specifically listed above), all as assumed by CCA and as amended prior to the date hereof and as further amended hereby, are sometimes referred to herein collectively as the "Pre-Existing Contracts"; and

         WHEREAS, the parties wish to confirm certain agreements (and amendments) with respect to the Pre-Existing Contracts and certain other matters.

         NOW THEREFORE, in consideration of these premises and the mutual promises set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, each of the parties hereto agrees as follows:

         1.   REPRESENTATIONS AND COVENANTS REGARDING THE MERGER.

         1.1. THE AGREEMENT. Each of the parties represents that this Agreement is a duly authorized and executed agreement respectively binding on such party.

         1.2. THE MERGER. In consideration of the Agreements contained herein, each of CCA and the REIT agree that they will amend their proposed Agreement and Plan of Merger to provide that the proposed Merger of CCA within and into the REIT shall be restructured as follows:

              Immediately prior to the end of calendar year 1998, CCA will merge with and into a newly created Maryland corporation (the "Surviving Company") and each share of CCA Common Stock will be converted into 0.875 share of Surviving Company common stock; immediately after the commencement of calendar year 1999, the REIT will merge with and into the Surviving Company, with each REIT Common



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              Share being converted into one share of the Surviving Company.
              These transactions are collectively called the "Merger."

         1.3. TAX-FREE EXCHANGE. CCA and the REIT hereby represent that the exchange of shares of the Surviving Company for shares of CCA and shares of the REIT, respectively, in the Merger will be a tax-free reorganization under the Internal Revenue Code and the laws of the applicable states.

         1.4. REIT QUALIFICATION. CCA and the REIT hereby represent that immediately subsequent to the Merger, the Surviving Company will qualify as a real estate investment trust for federal income tax purposes.

         2. BUSINESS COMBINATION STATUTE, CONTROL SHARE ACQUISITION STATUTE AND REIT CHARTER OR BY-LAW WAIVER. The REIT hereby delivers a certified copy of a resolution, which is irrevocable (as permitted by Subtitle 6 of the Maryland General Corporation Law) and has been duly adopted by its Board of Trustees to the effect that from and after the date hereof the provisions of Section 3-602 of Subtitle 6 of the Maryland General Corporation Law do not apply to a business combination (as defined therein) with Sodexho (which will be, after the Merger, an "interested stockholder" under said Subtitle 6), or its affiliates (as defined). Each of the REIT and CCA agree that the Surviving Company will adopt a similar resolution.

         The REIT hereby represents that its bylaws include a provision in which it has elected not to be subject to Subtitle 7 ("Voting Rights of Certain Controlling Shares") of the Maryland general corporation law and each of CCA and the REIT agree that the bylaws of the Surviving Company shall include such a provision.

         3. REGISTRATION RIGHTS AGREEMENT. The Registration Rights Agreement originally dated as of June 23, 1994 between CCA and Sodexho (the "Registration Rights Agreement") shall be assumed by the Surviving Company and is hereby amended by substituting "90 days" for "180 days" in Sections 1.2(d) and 1.10(b). The Surviving Company must also assume the Registration Rights Agreement dated as of April 5, 1996 between CCA and Sodexho.

         4. INTERNATIONAL FEE AGREEMENT. The International Fee Agreement originally dated as of June 23, 1994 between CCA and Sodexho shall be assumed by the affiliated managing operating company to be formed at or prior to consummation of the Merger ("Opco").

         5. AMENDMENT OF PRE-EXISTING CONTRACTS. Sodexho, CCA and the REIT hereby agree that upon consummation of the Merger, this Agreement shall constitute an amendment to the Pre-Existing Contracts, as amended, effective immediately prior to the Merger. Under the terms of the Pre-Existing Contracts, as amended, Sodexho shall have only the right thereunder to own or acquire a specific number and type of securities as set forth in paragraphs (a) through
(f) of the Recitals to this Agreement in accordance with the terms thereof. The Securities Purchase Agreement shall be amended by deleting Sections 2.3, 3, 3A, 7, 8, 9, 10 and 11 thereof. The Stockholders Agreement shall be terminated other than with respect to Section 8 thereof. Effective upon the



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Merger, Sodexho shall have the right to designate one representative for nomination as a Director on the Surviving Company Board and Sodexho shall have the right to designate that such Director serve on the audit committee of the Surviving Company. The Board of Directors of the Surviving Company shall recommend the Sodexho Designee for election and the Surviving Company shall use its best efforts to have the Sodexho Designee elected by the Surviving Company's stockholders at each annual meeting of such stockholders. Sodexho shall provide the Surviving Company with notice of the Sodexho Designee at the same time shareholder proposals are due each year for the annual meeting. In the absence of timely designation from Sodexho, the Sodexho Designee then serving shall be renominated if still eligible to serve as provided herein.

         Sodexho shall be entitled to fill any vacancy on the Board of Directors created by the resignation, removal, incapacity or death of the Sodexho Designee. The Board of Directors shall vote to fill such vacancy with the new Sodexho Designee (to the extent it can fill such vacancy). Any such vacancy shall not be filled in the absence of a new designation by Sodexho.

         6. SURVIVING COMPANY OWNERSHIP LIMITATIONS. Sodexho acknowledges that certain ownership limitations with respect to Surviving Company common shares will apply to it upon consummation of the Merger. Sodexho agrees that to satisfy such limitations it will sell or otherwise dispose of in public or privately negotiated transactions a sufficient number of shares of CCA common stock owned by it in order to satisfy those ownership limitations prior to consummation of the Merger. In making any such disposition, Sodexho will comply with the federal securities laws as well as the insider trading policies of CCA with respect to the sale of securities by affiliates, which will be applied in a way not to frustrate the ability of Sodexho to comply with the federal securities laws in connection with public sales of shares of CCA.

         7. INVESTMENT IN OPERATING COMPANY. The parties agree that Sodexho shall purchase 16.0% of Opco. The purchase price shall be $8.0 million for the 16.0% interest. The purchase price shall be no higher than the purchase price to be paid by persons other than current REIT or CCA employees provided that the purchase price shall be reduced, prior to payment by Sodexho or thereafter by a partial refund, by the appropriate amount if any person other than active management of Opco purchases an interest in Opco at a lower valuation prior to 36 months after the Merger. It is currently anticipated that an affiliate of Baron Capital Group, Inc. will make a similar investment in Opco. Sodexho shall have the right to designate one director of Opco. The Board of Directors of Opco shall recommend the Sodexho Designee for election and Opco shall use its best efforts to have the Sodexho Designee elected by Opco's stockholders at each annual meeting of such stockholders. Sodexho shall provide Opco with notice of the Sodexho Designee at the same time shareholder proposals are due each year for the annual meeting. In the absence of timely designation from Sodexho, the Sodexho Designee then serving shall be renominated if still eligible to serve as provided herein. Sodexho shall be entitled to fill any vacancy on the Board of Directors created by the resignation, removal, incapacity or death of the Sodexho Designee. The Board of Directors shall vote to fill such vacancy with the new Sodexho Designee (to the extent it can fill such vacancy). Any such vacancy shall not be filled in the absence of the new designation by Sodexho. CCA and the REIT agree to cause Opco to enter into non-competition covenants along the lines of those set


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forth in existing agreements between Sodexho and CCA prior to the Merger. The parties further agree that the Charter of Opco shall provide that Opco shall not be merged with or sold to another entity without the prior consent of the holders of 80.0% of the capital stock of Opco. In addition, the parties agree that any shares issued to current REIT or CCA management employees or Opco employees will be restricted to provide that such shares may not be transferred to a third party without the consent of the Opco Board of Directors. In the event of a transfer or series of transfers (however occurring) by any shareholder(s) of Opco to a third party (including a transfer of shares owned by any then current or former employee of CCA, the REIT or Opco), which, in the aggregate, constitute more than a majority of the outstanding shares of Opco, Sodexho shall have tag-along rights with respect to the sale of shares of Opco owned by Sodexho in connection with such transfers. The preceding sentence shall not apply to a transfer by an Opco employee to a trust for the benefit of all Opco employees provided the trust agrees to be bound by these provisions with respect to any subsequent transfers.

         8. AGREEMENT TO VOTE IN FAVOR OF THE PROPOSED MERGER. In consideration of the agreements set forth herein, Sodexho agrees that it will vote the shares of CCA common stock owned by it in favor of the Merger. Sodexho's obligation to vote in favor shall be subject to the fulfillment of CCA's and the REIT's agreements set forth herein. The obligations of CCA and the REIT hereunder are subject to Sodexho's favorable vote on the Merger. Sodexho agrees that in their public statements regarding the proposed Merger that CCA and the REIT may note that Sodexho has agreed to vote in favor of the proposed Merger.

         9. INTERNATIONAL JOINT VENTURE AGREEMENT.

         9.1 The parties acknowledge that it is possible that, after the announcement of the Merger, a third party (other than the REIT) may cause a "change in control" of CCA and that such event would cause disruption in operations governed by the International Joint Venture Agreement originally dated June 23, 1994 between CCA and Sodexho (the "International Joint Venture Agreement"). Accordingly, in order to continue to provide for harmonious operations under said Agreement (including the foreign entity joint ventures thereunder), CCA agrees that, in the event there is a "change in control" of CCA between the date of announcement of the Merger and the effective date of the Merger, Sodexho shall have the right to purchase from CCA (or its assignee) 1% of the outstanding stock of each of CCA Australia, UKDS and APM, so that Sodexho would own 51% of each said venture, at the price(s) provided for in the International Joint Venture Agreement or related agreements (or such other prices as may be mutually agreed), it being understood that the price of such 1% shall be 2% of the price for such 50% interest as is contemplated in said Agreement (without any so-called "control premium").

         9.2 CCA agrees that the International Joint Venture Agreement will be sold, assigned to, assumed by and be binding upon Opco. It will also be made binding upon one or more third-party service subsidiaries ("TPSS") to the extent that any business or matter which would have been done by or related to CCA thereunder prior to the Merger is or may be done by or relate to a TPSS, after giving effect to the transfer of assets by CCA or REIT in or after the Merger. The parties further




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agree that said Agreement shall be supplemented to cover such additional subjects as may be appropriate for operations after the Merger, and in any event, each of Opco and TPSS shall enter into covenants not to compete in substance as in the existing International Joint Venture Agreement. The Merger and assignment of that Agreement to Opco shall not be a change in control under the International Joint Venture Agreement.

         9.3 The REIT agrees that Sodexho will have the right to purchase from CCA (or its assignee, which is expected to be Opco) 1% of the outstanding stock of each of CC Australia, UKDS and APM, so that Sodexho would own 51% of each said venture, in the event that there is a "change in control" of the REIT or Opco at the price provided for in the International Joint Venture Agreement or related agreements (or such other price as may be mutually agreed), it being understood that the price of such 1% shall be 2% of the price for such 50% interest as is contemplated in said Agreement (without any so-called "control premium").

         10. FURTHER ASSURANCES. The parties agree that this binding Agreement in Principle shall be supplemented by such further documents in form and substance reasonably satisfactory to the parties as may be reasonably requested by the parties or their counsel to give effect to the foregoing and the general intent thereof. Sodexho shall be entitled to receive copies of the opinions of counsel to the REIT and counsel to CCA in connection with the Merger with respect to matters relating to the Merger, the contemplated structure and operations of the REIT after the Merger and tax aspects thereof and, an opinion addressed to Sodexho as to the binding effect of this Agreement on the REIT, CCA and Opco.

         11. RELEASE. Each of Sodexho, CCA and the REIT hereby agree to release any and all Claims (as hereinafter defined) against the Released Persons (as hereinafter defined) to the fullest extent permitted by law. For purposes of this section, "Claims" shall mean all claims, suits, liabilities, actions, demands, rights, whether known or unknown, asserted or unasserted (including, without limitation, any claims for violation of federal and/or state statutory and/or common law and/or duty), that may be or could be brought in any court or other forum by any of the parties hereto relating to or arising out of any matters that relate in any way to the Merger, the negotiation, consideration of this Agreement or otherwise in connection with the relationship between CCA and/or the REIT, on the one hand, and Sodexho, on the other hand but not to the extent they relate to (i) the pending purported class action complaints filed against CCA and its directors, (ii) any breach of this Agreement or (iii) future actions. For purposes of this section, "Released Persons" shall mean each of CCA, the REIT and Sodexho and their respective predecessors or successors and their present, former and future partners, members, principals, officers, directors, employees, agents, attorneys, shareholders, investors, insurers, reinsurers, auditors, accountants, commercial bank lenders, financial advisors, underwriters, investment bankers, advisors, affiliates, associates (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934), present, former or future parents, subsidiaries, or affiliates, and each of their assigns, representatives, heirs, trustees, executors, administrators, and members of their immediate families.



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         12. SUCCESSORS. This Agreement shall be binding upon each of the parties and shall also be binding upon their respective successors or assigns, including a transferee of all or substantially all of its assets. Sodexho may assign this Agreement to a wholly owned subsidiary which owns its CCA securities, provided that Sodexho guarantees the performance of such subsidiary's obligations hereunder.

         13. MISCELLANEOUS. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland (other than its internal conflict of laws) and may not be modified or amended except by a duly executed instrument in writing signed by the REIT, Sodexho and, if prior to the Merger, also CCA. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile shall be equally as effective as delivery of a manually executed counterpart. Any party delivering an executed counterpart of this Agreement by facsimile shall also deliver a manually executed counterpart, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability and binding effect of this Agreement. Each of the parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties and this Agreement.

         CCA agrees to pay the reasonable expenses of Sodexho's legal counsel in connection with the preparation of this Agreement, any supplementary documents as contemplated by Section 9 and other sections of this Agreement and the Merger. This Agreement shall cease to be effective if the Merger is not consummated prior to December 31, 1999.


                  (Remainder of page intentionally left blank)




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         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its duly authorized officer on the day first above written.

                                   SODEXHO ALLIANCE, S.A.

                                   By: /s/ Jean-Pierre Cuny
                                       -----------------------------------------
                                   Name: Jean-Pierre Cuny
                                   Title: Senior Vice President

                                   CCA PRISON REALTY TRUST

                                   By: /s/ Doctor R. Crants
                                       -----------------------------------------
                                   Name: Doctor R. Crants
                                   Title: Chairman of the Board of Trustees

                                   CORRECTIONS CORPORATION OF AMERICA

                                   By: /s/ Darrell K. Massengale
                                       -----------------------------------------
                                   Name: Darrell K. Massengale
                                   Title: Chief Financial Officer and Secretary





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